Exhibit 99.1

 Equinix Executes Sale-Leaseback Agreement for Recently Acquired Data
      Center in L.A. Area and Updates Expectations for Financing
                     Washington, D.C. Area Campus

    FOSTER CITY, Calif.--(BUSINESS WIRE)--Oct. 25, 2005--

   Company Also Announces Agreement for Early Termination of Ground
     Lease in San Jose Yielding Substantial Long-Term Cost Savings

    Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that it has entered into a sale-leaseback agreement for the data center property it recently purchased in the Los Angeles area. Equinix also has entered into a non-binding letter of intent to obtain long-term debt financing on Equinix's recently-purchased Washington, D.C. area data center campus and to amend its ground lease for 39 acres of land in San Jose to allow for early termination of Equinix's obligations under this lease.
    In September 2005, Equinix purchased a 107,000 square foot stand-alone data center located in El Segundo, in the Los Angeles area, for $34.7 million, including closing costs. The Company has now entered into a purchase and sale agreement dated October 24, 2005, to sell this data center for $38.7 million and to lease it back from the purchaser pursuant to a long-term lease. Equinix will realize approximately $15 million in cash savings over the initial term of the lease as opposed to having entered into a direct lease with the previous owner. These savings include a cash benefit on the sale of the center approximating $3.5 million, net of costs. The sale-leaseback transaction is subject to certain closing contingencies. Although there can be no assurance that these contingencies will be met, it is expected that these conditions will be removed on or before November 1, 2005 and the transaction will close before the end of the year.
    In October, Equinix purchased its flagship Washington, D.C. area data center campus in Ashburn, Virginia for $53.0 million. The Company drew down $30.0 million of its $50.0 million Silicon Valley Bank revolving credit line to fund a portion of the purchase price for this property. The Company has negotiated a non-binding letter of intent to finance this acquisition with a $60.0 million, 8% mortgage to be amortized over 20 years. Equinix plans to continue expanding its IBX operations on the Ashburn campus and has agreed to invest $40.0 million in the property by the end of 2007. This financing is subject to completion of definitive agreements, and although there is no assurance that the definitive agreements will be completed, the Company currently expects the transaction to close before the end of the year. In addition, Equinix currently intends to list for sale those buildings that will not be used for its current operations or expansion plans.
    The Company also announced today that it has entered into a non-binding letter of intent for the early termination of its San Jose ground lease. The ground lease, which covers 39 acres, was entered into in June of 2000 and had a remaining commitment of nearly $100.0 million through 2020. Equinix has determined that there were more attractive expansion opportunities than building a new center on this property and requested an early termination of the lease. Under the proposed terms of the letter of intent, Equinix will pay $40.0 million over the next four years, commencing January 1, 2006, as well as certain carrying costs of the property totaling an additional amount of approximately $1.5 million. This financing is subject to completion of definitive agreements, and although there is no assurance the definitive agreements will be completed, the Company currently expects the transaction to close in January 2006. As a result of the deal, Equinix will incur a restructuring charge in the range of $35.0 to $40.0 million in the fourth quarter.
    "The financial strength of Equinix has enabled us to gain financial control over key strategic properties and to better align our real estate assets with our long-term expansion objectives," said Peter Van Camp, CEO of Equinix. "Assuming the completion of these transactions on current terms, we anticipate significant savings over the terms of these leases."

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 11 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring and operating IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently-acquired data centers; a failure to complete our contemplated financing arrangements; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports and registration statement on Form S-3 filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Equinix and IBX are registered trademarks of Equinix, Inc.
Internet Business Exchange is a trademark of Equinix, Inc.

    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (Investor Relations) jstarr@equinix.com or
             K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506 (Media)
             dave@kfcomm.com